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                                                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2001 Equity Incentive Plan of Genzyme Corporation of our report dated February 14, 2002 relating to the financial statements and financial statement schedule of Genzyme Corporation; of our report dated February 14, 2002 relating to the combined financial statements of Genzyme General; of our report dated February 14, 2002 relating to the combined financial statements of Genzyme Biosurgery; and of our report dated February 14, 2002 relating to the combined financial statements of Genzyme Molecular Oncology, which appear in Genzyme Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 11, 2002